EXHIBIT 10.1
Agreement of Termination
of the
Collateral Assignment Agreement

This Agreement of Termination, dated as of January 2, 2008 (the “Agreement”), is entered into by and between MZT Holdings, Inc. (f/k/a Matritech, Inc.) (the “Company”) and SDS Capital Group SPC, Ltd., as collateral agent (the “Collateral Agent”) on behalf of the holders of certain outstanding secured promissory notes issued by the Company (the “Notes”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Collateral Assignment Agreement, by and between the Company and the Collateral Agent, dated as of December 12, 2007 (the “Assignment Agreement”).

WHEREAS, the Company, through the Collateral Agent has repaid all of the Company’s outstanding obligations under the Notes and the Notes have terminated in accordance with their terms; and

WHEREAS, as a result of such repayments, the Company and the Collateral Agent desire to terminate the Assignment Agreement and the Collateral Agent desires to authorize the Company to terminate the financing statement filed with the Secretary of the State of Delaware related to the Collateral Agent’s security interest in the Assignment Agreement (the “Financing Statement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Collateral Agent hereby agree as follows:

1.
The Assignment Agreement, and all rights and obligations thereunder, is hereby terminated in its entirety and shall be of no further force and effect.  In connection with the termination of the Assignment Agreement, the Collateral Agent hereby covenants and agrees promptly to return to the Company any funds deposited with the Collateral Agent that were not used either (a) to repay the Notes or other obligations of the Company that the Collateral Agent repaid at the request of the Company or (b) to cover the Collateral Agent’s reasonable expenses in effecting such repayments on behalf of the Company.

2.	The Company be and hereby is authorized to make such filings and take such actions as are required to terminate the Financing Statement.

3.
This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

4.
This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, negotiations, discussions, proposals, representations or understandings by or between the parties with respect to the subject matter hereof, whether oral or written, including, without limitation, the Assignment Agreement.

5.
In the event that any provision of this Agreement, or any part thereof, is determined to be legally invalid, void or voidable as against the public policy or otherwise, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

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Executed as of the date first written above.

MZT HOLDINGS, INC.

By: /s/ Patricia  Randall
Name:  Patricia Randall
Title:    General Counsel and Secretary

SDS CAPITAL GROUP SPC, LTD.

By: /s/ Scott Derby
Name:  Scott Derby
Title:    Director